Exhibit 99

      AMERICAN PHYSICIANS CAPITAL, INC. REPORTS SECOND QUARTER 2006 RESULTS

    EAST LANSING, Mich., July 25 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $10.7 million or $1.29 per diluted common share for the second quarter of 2006. For the first six months of 2006, the Company has generated net income of $19.6 million or $2.34 per share. In 2006, APCapital has generated operating income (which excludes realized gains, net of tax) of $1.19 per share in the second quarter and $2.23 per share year-to-date.

    In 2005, the Company generated net income of $47.8 million or $5.44 per share in the second quarter and $55.1 million or $6.27 per share year-to-date. However, these amounts included the impact of reversing a deferred tax valuation allowance, which increased net income by $41.6 million and $44.1 million, respectively.

    "We are very pleased with the continued success of the Company," said President and Chief Executive Officer R. Kevin Clinton. "Our business plan is working as we remain competitive in the marketplace while maintaining profitability and maximizing shareholder value."

Consolidated Income Statement
(Dollars in thousands)

                                                Three Months Ended             Six Months Ended
                                                     June 30,                      June 30,
                                            ---------------------------   ---------------------------
                                                2006           2005           2006           2005
                                            ------------   ------------   ------------   ------------
Direct Premiums Written:
  APCapital                                 $     32,402   $     33,705   $     73,923   $     81,829
  PIC Florida                                          -          2,251              -          4,069
                                            $     32,402   $     35,956   $     73,923   $     85,898

Net Premiums Written                        $     30,082   $     28,192   $     69,047   $     70,423

Net Premiums Earned                         $     37,420   $     39,680   $     74,863   $     83,573
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses                    28,674         31,828         57,659         67,905
  Prior Year Losses                               (2,878)          (627)        (4,986)          (855)
     Total                                        25,796         31,201         52,673         67,050

Underwriting Expenses                              7,734          8,579         15,411         17,709
  Underwriting Income (Loss)                       3,890           (100)         6,779         (1,186)
Investment Income                                 11,569         12,188         22,672         22,830
Other Income (1)                                   1,486            (25)         1,975            143
Other Expenses                                    (1,328)        (2,296)        (2,637)        (4,429)
  Pre-tax Income                                  15,617          9,767         28,789         17,358
Federal Income Taxes                               4,905        (38,268)         9,214        (38,098)
Minority Interest                                      -           (253)             -           (342)
  Net Income                                $     10,712   $     47,782   $     19,575   $     55,114

Loss Ratio:
  Current Accident Year                             76.6%          80.2%          77.0%          81.2%
  Prior Year Development                            -7.7%          -1.6%          -6.6%          -1.0%
  Calendar Year                                     68.9%          78.6%          70.4%          80.2%

Underwriting Expense Ratio                          20.7%          21.6%          20.6%          21.2%

Combined Ratio                                      89.6%         100.2%          91.0%         101.4%

(1)  Includes realized gains and losses

    Direct premiums written were $32.4 million in the second quarter of 2006, down $3.6 million or 9.9% from the same period a year ago. This decline in direct premiums written for the quarter was primarily the result of no longer consolidating PIC Florida ($2.3 million) and exiting health insurance ($1.1 million). APCapital's core medical professional liability business, which had been decreasing in premium volume in recent quarters, stabilized in the second quarter of 2006. A 20.4% growth in premiums for the second quarter of 2006 in the Michigan market offset decreases in other core states.

    For the first six months of 2006, direct premiums written were down $12.0 million, or 13.9%, with $6.4 million of this decrease caused by the impact of the PIC Florida and health line exit. Net premiums earned in the second quarter of 2006 were down $2.3 million or 5.7% from the second quarter of 2005 and year-to-date are down $8.7 million or 10.4%. The decline in net premiums earned was not as great as the decline in direct premiums written due to changes in reinsurance terms made in 2006. The insured physician policies-in- force count at June 30, 2006 totaled 9,518 which is down less than 0.5% from the end of 2005.

    The 2006 second quarter loss ratio was 68.9% with $2.9 million of positive development from prior accident years. For the first six months of 2006, the loss ratio was 70.4% with $5.0 million of positive prior year development. These ratios represent significant improvements from the 78.6% loss ratio reported in the second quarter of 2005 and the 80.2% reported for the first six months of 2005. The improved loss ratio is the result of past rate increases, the improved book-of-business we have developed over the last four years and improved claims processes. On an accident year basis, the loss ratio has decreased from 80.2% in the second quarter of 2005 to 76.6% in the second quarter of 2006. Year-to-date, the accident loss ratio was 77.0% through June 30, 2006, compared to 81.2% for the same period a year ago. The number of medical professional liability claims reported in the second quarter of 2006 was 296, down from 308 in the first quarter of 2006 and 401 reported in the second quarter of 2005.

    The underwriting expense ratio decreased in the second quarter of 2006 to 20.7% from 21.6% in the second quarter of 2005. The 2006 year-to-date underwriting expense ratio was 20.6%, down from 21.2% a year ago. This decrease is the result of on-going efforts by management to reduce operating costs. In 2006, other expenses were down $968,000 or 42.2% in the second quarter and down $1.8 million or 40.5% year-to-date compared to the same respective periods last year. These decreases were due to lower Sarbanes- Oxley/404 costs, less investment expenses, no amortization, and reduced exit costs.

    Investment Income

    Investment income was $11.6 million in the second quarter of 2006 and $22.7 million year-to-date. These amounts compare to $12.2 million and $22.8 million for the same periods in 2005. The overall investment yields decreased from 5.90% in the second quarter 2005 to 5.46% in the second quarter of 2006. For the first six months of 2006, our investment yield was 5.36% compared to 5.52% a year ago. In the first half of 2006, we purchased $193.0 million of tax-exempt securities. We now have a 24.6% allocation of our cash and investment portfolio in tax-exempt securities. The average return on these tax-exempt securities is 3.8%. As a result, we anticipate our gross investment returns to decline in the future. In the second quarter of 2006, we generated a realized gain of $1.4 million from the sale of investment real estate.

    Balance Sheet and Equity Information

    APCapital's total assets were $1.087 billion at June 30, 2006, down $22.8 million from December 31, 2005. At June 30, 2006, the Company's total shareholders' equity was $259.0 million, down from $261.2 million at December 31, 2005. The net income of $19.6 million for the first half of 2006 was offset by decreases in net unrealized gains on the Company's available-for- sale investments of $3.5 million, net of tax, and the Company utilizing $19.6 million of equity to repurchase shares during the first six months of 2006.

    APCapital's book value per common share was $32.56 at June 30, 2006, based on 7,957,182 common shares outstanding, compared to $31.35 at December 31, 2005.

    Stock Repurchase Program

    The Company repurchased 293,100 shares of its common stock during the second quarter of 2006 at an average cost of $46.09 per share. In the first six months of 2006, the Company has repurchased 420,600 shares at an average cost of $46.65. Under the November 2, 2005 authorization, the Company has approximately 269,900 shares available for repurchase at June 30, 2006. On April 6, 2006, the Company's Board of Directors authorized an additional share repurchase of $20 million of its common shares. The Board adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase its common shares pursuant to this authorization. Through June 30, 2006, the Company has utilized $12.9 million of this authorization.

    Outlook

    "APCapital has evolved into a strong profitable Company," said Clinton. "We've produced consistent profits and increased shareholder value. We are becoming more aggressive in selected markets where we can grow profitability and remain watchful for other opportunities to increase shareholder value."

    Conference Call

    APCapital's website, http://www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2006 second quarter results on July 26, 2006 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 90157086. The replay will be available through 11:59 p.m. Eastern time on July 31, 2006.

    Corporate Description

    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

    Forward-Looking Statement

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section titled "Outlook," we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

    * increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;
    * our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;
    * our exit from various markets and lines of business may prove more costly than originally anticipated;
    * tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

    * if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;
    * the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;
    * our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;
    * an interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;
    * a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;
    * changes in interest rates could adversely impact our results of operation, cash flows and financial condition;
    * our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;
    * any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures

    The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

    In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.

Balance Sheet Data

                                              June 30,     December 31,
                                                2006           2005
                                            ------------   ------------
                                             (In thousands, except per
                                                    share data)
Assets:
 Available-for-sale - bonds                 $    235,414   $    224,101
 Held-to-maturity - bonds                        516,579        345,702
 Other invested assets                            14,247         11,568
 Cash and cash equivalents                        87,513        272,988
  Cash and investments                           853,753        854,359

 Premiums receivable                              40,477         50,729
 Reinsurance recoverable                         109,791        109,368
 Deferred federal income taxes                    37,845         44,039
 Other assets                                     44,660         50,833

  Total assets                              $  1,086,526   $  1,109,328

Liabilities and Shareholders'
 Equity:
 Unpaid losses and loss adjustment
  expenses                                  $    691,676   $    689,857
 Unearned premiums                                68,749         82,098
 Long-term debt                                   30,928         30,928
 Other liabilities                                36,125         42,592
  Total liabilities                              827,478        845,475

 Minority interest in consolidated
  subsidiary                                           -          2,641

 Common stock                                          -              -
 Additional paid-in-capital                       56,163         74,360
 Retained earnings                               199,323        179,748
 Accumulated other comprehensive
  income:
  Net unrealized appreciation on
   investments,
   net of deferred federal income
    taxes                                          3,562          7,104
 Shareholders' equity                            259,048        261,212

  Total liabilities and
   shareholders' equity                     $  1,086,526   $  1,109,328

Shares outstanding                                 7,957          8,333

Book value per share                        $      32.56   $      31.35

Summary Financial Information
APCapital, Inc.

Income Statement

                                                Three Months Ended             Six Months Ended
                                                     June 30,                      June 30,
                                            ---------------------------   ---------------------------
                                                2006           2005           2006           2005
                                            ------------   ------------   ------------   ------------
                                             (In thousands, except per     (In thousands, except per
                                                    share data)                   share data)
Direct premiums written                     $     32,402   $     35,956   $     73,923   $     85,898

Net premiums written                        $     30,082   $     28,192   $     69,047   $     70,423

Net premiums earned                         $     37,420   $     39,680   $     74,863   $     83,573
Investment income                                 11,569         12,188         22,672         22,830
Net realized gains (losses)                        1,336           (256)         1,348           (322)
Other income                                         150            231            627            465
     Total revenues                               50,475         51,843         99,510        106,546

Losses and loss adjustment
 expenses                                         25,796         31,201         52,673         67,050
Underwriting expenses                              7,734          8,579         15,411         17,709
Other expenses                                     1,328          2,296          2,637          4,429
  Total expenses                                  34,858         42,076         70,721         89,188

     Income before income taxes
      and minority interests                      15,617          9,767         28,789         17,358
Federal income tax expense
 (benefit)                                         4,905        (38,268)         9,214        (38,098)

     Income before minority
      interests                                   10,712         48,035         19,575         55,456
Minority interest in net income of
 consolidated subsidiary                               -           (253)             -           (342)

    Net income                              $     10,712   $     47,782   $     19,575   $     55,114

Adjustments to reconcile net income to
 operating income:
 Net income                                 $     10,712   $     47,782   $     19,575   $     55,114
   Add back:
    Realized (gains) losses, net
     of tax                                         (868)           166           (876)           209

Net operating income                        $      9,844   $     47,948   $     18,699   $     55,323

Ratios:

Loss ratio (1)                                      68.9%          78.6%          70.4%          80.2%
Underwriting ratio (2)                              20.7%          21.6%          20.6%          21.2%
Combined ratio (3)                                  89.6%         100.2%          91.0%         101.4%

Earnings per share data:

Net income
    Basic                                   $       1.32   $       5.54   $       2.39   $       6.38
    Diluted                                 $       1.29   $       5.44   $       2.34   $       6.27

Net operating income
   Basic                                    $       1.21   $       5.56   $       2.28   $       6.41
   Diluted                                  $       1.19   $       5.46   $       2.23   $       6.29

Basic weighted average shares
 outstanding                                       8,120          8,625          8,192          8,636
Diluted weighted average shares
 outstanding                                       8,292          8,782          8,372          8,796

(1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
APCapital, Inc.

Selected Cash Flow Information

                                             For the Six Months Ended
                                                     June 30,
                                            ---------------------------
                                                2006           2005
                                            ------------   ------------
                                                  (In thousands)
Net cash from operating activities          $     27,635   $     12,536

Net cash for investing activities           $   (194,960)  $    (19,597)

Net cash for financing activities           $    (18,150)  $     (6,610)

Net decrease in cash and cash
 equivalents                                $   (185,475)  $    (13,671)

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

                                              Reported
Three Months Ended                          Claim Count
----------------------------------------    ------------
June 30, 2006                                        296
March 31, 2006                                       308
December 31, 2005                                    347
September 30, 2005                                   361
June 30, 2005                                        401
March 31, 2005                                       404
December 31, 2004                                    371
September 30, 2004                                   431
June 30, 2004                                        459
March 31, 2004                                       525

                                                Net Premium Earned (in thousands)
                                            ------------------------------------------
                                             APCapital
                                             Excluding
                                                PIC            PIC
Three Months Ended                            Florida        Florida         Total
----------------------------------------    ------------   ------------   ------------
June 30, 2006                               $     37,517   $          -   $     37,517
March 31, 2006                                    37,448              -         37,448
December 31, 2005                                 39,918            671         40,589
September 30, 2005                                39,305            975         40,280
June 30, 2005                                     39,677            869         40,546
March 31, 2005                                    41,356            799         42,155
December 31, 2004                                 42,914            737         43,651
September 30, 2004                                43,496            673         44,169
June 30, 2004                                     43,045            514         43,559
March 31, 2004                                    42,074            382         42,456

                                                                                         Average Net
                                                           Average Net                   Paid Claim
                                               Open        Case Reserve   Average Net     (Trailing
                                               Claim         Per Open         Paid       Four Quarter
Three Months Ended                             Count          Claim          Claim         Average)
----------------------------------------    ------------   ------------   ------------   ------------
June 30, 2006                                      2,558   $    136,300   $     33,100   $     63,000
March 31, 2006                                     2,976        120,400        108,100         78,800
December 31, 2005                                  2,991        122,400         69,100         75,900
September 30, 2005                                 3,109        119,100         77,300         67,900
June 30, 2005                                      3,211        116,300         72,500         68,200
March 31, 2005                                     3,344        114,900         85,800         65,200
December 31, 2004                                  3,342        117,000         50,500         59,300
September 30, 2004                                 3,803        103,300         78,100         60,800
June 30, 2004                                      3,885        100,100         61,000(1)      62,400
March 31, 2004                                     4,103         95,400         55,200         62,200

                                                         Retention Ratio
                                            ------------------------------------------
                                             Six Months                    Six Months
                                               Ended                         Ended
                                              June 30,      Year Ended      June 30,
                                                2005           2005           2006
                                            ------------   ------------   ------------
Illinois                                              71%            75%            82%
Kentucky                                              64%            64%            69%
Michigan                                              80%            84%            84%
New Mexico                                            89%            89%            83%
Ohio                                                  81%            82%            83%
  Total (all states)                                  80%            82%            81%

Notes:
All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1) Average net paid claim data excludes the effect of Gerling Global commutation.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )


SOURCE  American Physicians Capital, Inc.
    -0-                             07/25/2006
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /
    (ACAP)